FOR IMMEDIATE RELEASE:

   For Additional Information:
   Steve Khoshabe, Executive Vice President/CFO
   United Financial Mortgage Corp
   (630) 571-7222
   www.ufmc.com
   sk@ufmc.com

   Spencer Maus, Director
   Dresner Corporate Services, Inc.
   (312) 726-3200, extension 204
   smaus@dresnerco.com

         United Financial Mortgage Signs Strategic Alliance with Bank
                      Rate Monitor

   Chicago, IL - April 12, 1999 - United Financial Mortgage Corp.
   (CHX: "UFM"), of Oak Brook, IL announced it has signed an agreement with Bank Rate Monitor (BRM) to provide mortgage rates and financing to the Bank Rate Monitor Infobank (www.bankrate.com). United Financial previously announced an agreement with Microsoft Corp. (Nasdaq: MSFT) to team with the local MSN@ Sidewalk@ (www.Chicago.Sidewalk.com) as a part of its overall Internet strategy.

   The agreement calls for United Financial's information to be available at all sites that BRM supplies information. BRM is the authorized rate supplier to Yahoo!, Excite, Realtor.com, Microsoft's Money Insider, Quicken, Kiplinger, Motley Fool and America Online. The BRM site hyperlinks from other major web sites such as Netscape, Time-Warner's Pathfinder, The Microsoft Network and Money Magazine.

   Mr. Joseph Khoshabe, President of United Financial Mortgage Corp. stated "The Company's Internet marketing strategy is based upon forming key strategic alliances to take advantage of the e-commerce distribution channels. Bank Rate Monitor is one of the most respected providers of financial information and services on the internet. We are extremely pleased that Bank Rate Monitor invited us to join its growing list of top quality financial service providers."

   United Financial recently was authorized, by its Board of Directors, to repurchase its common stock in the open market and to file an application for listing on the Nasdaq Small Cap Market. The Company stated that it would continue to maintain the listing of its stock on the Chicago Stock Exchange.

   United Financial Mortgage Corp. is a national mortgage banker principally engaged in both retail and wholesale mortgages for family residences of one to four units through traditional and e-commerce channels. The Company is headquartered in Oak Brook, IL and has regional offices in several other states. The Company's web site www.ufmc.com allows consumers to get information on the many different types of mortgage loans offered by the Company, calculated mortgage payments, and apply on-line for a mortgage.